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                                                                    EXHIBIT 12.1

                              PHASE METRICS, INC.

                   STATEMENT REGARDING COMPUTATION OF RATIOS
                         (IN THOUSANDS, EXCEPT RATIOS)

                 RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

                                                                              YEAR ENDED DECEMBER 31,
                                                         ---------------------------------------------------------------------
                                                          1994     1995       1996        1997       1998        1999
                                                         ------   -------   --------    --------    --------    --------
Earnings:
  Income (loss) before income taxes and extraordinary
   items................................................ $  943   $ 6,193   $(19,842)   $ (9,812)   $(66,506)   $(47,202)
  Fixed charges:
    Interest expense....................................    651     5,625      8,448      11,573      14,456      13,809
    Rental expense interest factor(1)...................     60       178      1,133       1,700       1,600       1,133
                                                         ------   -------   --------    --------    --------    --------
      Total fixed charges...............................    711     5,803      9,581      13,273      16,056      14,942
                                                         ------   -------   --------    --------    --------    --------
                                                         $1,654   $11,996   $(10,261)   $  3,461    $(50,450)   $(32,260)
                                                         ======   =======   ========    ========    ========    ========

Combined fixed charges and preferred stock dividend
 requirements........................................... $1,598   $10,390   $ 14,581    $ 18,145    $ 19,337    $ 18,664
                                                         ======   =======   ========    ========    ========    ========

Ratio of earnings (loss) to fixed charges(2)............    1.0x      1.2x        --          --          --          --
                                                         ======   =======   ========    ========    ========    ========
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(1)   The portion of operating lease rental expense that is representative of the interest factor is deemed to be one-third of total operating lease rental expense.

(2) For the years ended December 31, 1997, 1998 and 1999, earnings were inadequate to cover Fixed Charges by $12.7 million, $69.8 million, and $50.9 million respectively.